Exhibit 10(iii)(22)

                        AGREEMENT

It being mutually agreed between Sears, Roebuck and Co. ("Sears") and Marvin Stern ("Stern") that he retire from Sears, the parties, intending to be legally bound and for good and valuable consideration, agree as follows:

1. Stern agrees to discontinue his present job duties and resign as an officer of Sears effective December 31, 1996. For the period January 1, 1997 through July 15, 1998, Stern will remain on payroll as an active employee performing duties as a special consultant. Stern agrees to retire from Sears as of July 15, 1998. For the period January 1, 1997 through December 31, 1997, Stern will forego his current compensation and be paid a retainer of $300,000.00 less legal deductions payable monthly. For the period January 1, 1998 through July 15, 1998, Stern will be paid $175,000 less legal deductions payable monthly. Stern will be entitled to a 1996 Annual Incentive. Such incentive will be calculated and paid to Stern in the same manner and time as Sears normally pays the incentive to other similarly situation employees and will be based on actual 1996 Company performance. Stern will be entitled to a 1997 Annual Incentive payable at 70% of his 1997 retainer and a 1998 Annual Incentive payable at 70% of his 1998 retainer.

Stern will be eligible for full 1996 Long Term Incentive participation but will not participate for 1997 or 1998. Payment for 1996 participation will be actual payout based on Company performance results for 1996 and 1997 to be paid at the normal payout date in March 1998. A special bonus of $36,625.00 will be paid to Stern in January 1997.

2. Consulting assignments will be on an as needed basis at Sears discretion which may require advice concerning Hardware stores integration, home solutions initiative and Canada/Mexico operations.

3. All benefits Stern is currently eligible for and enrolled in will continue until July 15, 1998. Upon his retirement on July 15, 1998, Stern will receive all payments and benefits to which he is entitled as governed by the terms and conditions of Company policy and benefit programs then in effect and the provisions of this Agreement. Stern will not be entitled to service allowance or any other severance benefits specifically waives any rights he may have under the Sears Closed Unit/Reorganization Severance Allowance Plan for Salaried Associates or any similar plan.

4.    Stern agrees that his decision to retire is irrevocable.

5. Stern agrees that the terms of this Agreement, including the compensation paid to him, shall be considered confidential and shall not be disclosed or communicated in any manner except as required by law. In addition, Stern agrees not to disclose any Confidential Information or proprietary information regarding Sears and its subsidiaries except upon written consent of Sears. "Confidential Information" means information (1) disclosed to or known by Stern as a consequence of or through Stern's employment with Sears, (2) not generally known outside Sears, and (3) which relates to Sears business. Stern will not, except as Sears may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, or publish any Confidential Information or proprietary information of Sears, or authorize anyone else to do these things. Provided, however, that Stern's obligations under this paragraph are limited only to those geographic locations or areas in which any Confidential Information is used by Sears or is expected to be used in the reasonable foreseeable future. Stern's obligation under this paragraph will cease when a specific portion of the Confidential Information or proprietary information becomes publicly known.

6. Stern agrees that during his remaining employment as a special consultant and for a one year period thereafter, he shall not directly, or indirectly (through another business or person), engage in the following activities or assist others in such activities, anywhere in the United States or in any other jurisdiction outside the United States in which Sears conducts its business:

a. Hiring, recruiting or attempting to recruit for any person or business entity, which is a Competitor (as defined below) with Sears, any person employed by Sears; and

b. Being employed by or being connected to any person who or business which is a competitor of Sears business or planned business.

For the purposes of this Agreement, "Competitor" shall be defined as any business and any branch, office or operation there of, which is in material competition with Sears, including without limitation, any direct marketing business or retail department, specialty, discount, furniture, appliance, electronics, hardware, home improvement, auto parts/service, apparel store business with annual gross sales in excess of $500 million, any vendor with annual gross sales of services or merchandise to Sears in excess of $100 million.

7. Stern agrees that the restrictions set forth above in paragraph 6 are necessary to prevent the use and disclosure of Sears Confidential Information and to otherwise protect the legitimate business interests of Sears and that the provisions of paragraph 6 are reasonable. Stern agrees that irreparable harm would result if he should breach this Agreement and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Stern breaches this Agreement, he agrees that injunctive relief in favor of Sears is proper. Moreover, Stern acknowledges and agrees that any award of injunctive relief shall not preclude Sears from seeking or recovering any lawful compensatory damages which may result from a breach of this Agreement.

8. This Agreement will be governed under the internal laws of the state of Illinois.

9. This Agreement is contingent upon Stern signing the attached General Release and Waiver. This Agreement supersedes the agreement signed by Stern on May 21, 1996 and any other agreement between the parties, whether oral or written, relating to the subject matter of this Agreement.


Agreed to:

/S/Marvin M. Stern                 Date: 12/26/96

SEARS, ROEBUCK AND CO.

by: /S/Anthony J. Rucci            Date: Dec. 20, 1996